Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BEACON ENERGY HOLDINGS, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

______________________________________________________

BEACON ENERGY HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.	The name of the Corporation is Beacon Energy Holdings, Inc.

2.	The Corporation’s Certificate of Incorporation is hereby amended by adding the following paragraph at the bottom of Article FOURTH, Subsection A:

Immediately upon the effectiveness of this Certificate of Amendment of the Corporation’s Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each five (5) shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the respective holders thereof be combined and reclassified into one (1) share of Common Stock (the “New Common Stock”) (and such combination and reclassification, the “Reverse Stock Split”).  Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock.  In lieu of issuing fractional shares in connection with the Reverse Stock Split, each holder shall be issued one full share of New Common Stock.  Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.  From and after the Effective Time, the term “New Common Stock” as used in this paragraph shall mean Common Stock as otherwise used in this Certificate of Incorporation.

3.
The foregoing amendment to the Certificate of Incorporation of the Corporation was duly approved by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 4th day of February, 2011.

BEACON ENERGY HOLDINGS, INC.

By:	/s/ Carlos E. Aguero
Name: Carlos E. Aguero
Title: Authorized Officer